UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:	September 18, 2008
Date of earliest event reported:	September 17, 2008

OFFICEMAX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-5057	82-0100960
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

263 Shuman Blvd.

Naperville, Illinois 60563

(Address of principal executive offices) (Zip Code)

(630) 438-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

As described in our most recent annual report on form 10-K and other SEC filings,  our wholly-owned bankruptcy remote subsidiary, OMX Timber Finance Investments II, LLC (“OMX Timber II”) has issued and outstanding $735,000,000 aggregate principal amount of securitization notes issued in connection with the sale of timberlands in 2004.  Those securitization notes are secured by $817,500,000 aggregate principal amount of installment notes issued  by Boise Land & Timber II, L.L.C. (the “Issuer”) and guaranteed by Lehman Brothers Holdings Inc. (the “Guarantor”).  On September 17, 2008, attorneys for OMX Timber II delivered notices to Wells Fargo Bank Northwest, N.A., as trustee (the “Trustee”) under the indenture (the “Indenture”) applicable to the securitization notes, Moody’s Investors Services and Standard & Poor’s Ratings Services, and to the Issuer and the Guarantor, which stated that as a result of the bankruptcy filing of the Guarantor, an event of default had occurred under the installment notes.  These notices stated that OMX Timber II was assessing all rights and remedies available to it, was not waiving or agreeing to forebear in the exercise of any of its rights, and reserved the right to exercise any rights available to it in the future.  OMX Timber II does not believe the events described in its notices constitute an event of default under the Indenture.

Recourse on the securitization notes is limited to the pledged installment notes, and OfficeMax Incorporated has no obligation with respect to the securitization notes.  If there were to be a payment default with respect to the installment notes, however, or if we determined that the value of the installment notes has been impaired, OfficeMax Incorporated could suffer adverse consequences.  No such determination or payment default has occurred to date; however, we understand that the Issuer funds its payment of its obligations under the installment notes with payments it receives under collateral notes issued to it by the Guarantor.  We are monitoring events with respect to the Guarantor, and will continue to evaluate the status of the installment notes and the possible impact on OfficeMax Incorporated on an ongoing basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   September 18, 2008

OFFICEMAX INCORPORATED

By:	/s/ Matthew R. Broad
Matthew R. Broad
Executive Vice President and
General Counsel